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                                                                   EXHIBIT 10.44


                      PARACELSUS HEALTHCARE CORPORATION
                            EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of July 17, 1996, between Paracelsus Healthcare Corporation, a California corporation (the "Company"), and R. J. Messenger (the "Executive").

         In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein. In addition, the Executive and the Company hereby agree that subject to and effective as of the closing of the proposed merger transaction among the Company, Champion Healthcare Corporation, a Delaware corporation ("Champion"), and PC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("PC Merger Sub"), whereby Champion will become a wholly owned subsidiary of the Company (the "Merger"), this Agreement shall supersede that certain employment agreement (the "Prior Agreement") between the Company and the Executive, dated as of November 20, 1983, as amended from time to time, and the Prior Agreement shall thereupon automatically terminate without further obligation by either Executive or the Company.

         2. TERM OF EMPLOYMENT; DUTIES. From the period commencing on the date hereof and ending immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger by and among the Company, Champion and PC Merger Sub dated as of April 12, 1996, as amended May 29, 1996, and as such agreement may be amended from time to time (the "Merger Agreement")), the employment of the Executive shall be governed by the terms and conditions set forth in the Prior Agreement. The term of this Agreement (the "Term"), and Executive's employment with the Company hereunder, shall commence at the Effective Time and, unless earlier terminated in accordance with the terms hereof, shall continue until the fifth anniversary of the Effective Time (such initial term of the Agreement referred to as the "Initial Term"); PROVIDED, HOWEVER, that the Term shall automatically be renewed for an additional period of five years (each such period, a "Renewal Period") at the end of the Initial Term and at the end
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of each Renewal Period, if any, unless either the Company or the Executive provides at least one year's notice to the other of its intention not to renew the Term; and PROVIDED, FURTHER, that if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time or if the Merger is abandoned or otherwise does not close, (x) this Agreement shall automatically terminate without further obligation by either party hereto, (y) the terms and conditions set forth in this Agreement shall not apply and (z) the employment of the Executive shall continue to be governed by the terms and conditions set forth in the Prior Agreement.

         During the Term, the Executive shall be employed as the Chief Executive Officer of the Company serving at the will of the Board of Directors of the Company (the "Board") with, subject to the express terms and conditions hereof, the traditional duties, responsibilities and authority of such office in companies similar in size to the Company. The Executive agrees that he shall perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries and shall devote substantially all of his business time, energy and attention to the business of the Company and its subsidiaries; PROVIDED, HOWEVER, that subject to the provisions of Section 10, Executive may devote a portion of his time while an employee of the Company to international commitments and other personal, philanthropic and business affairs and interests (including but not limited to businesses providing security, catering, cleaning and related services on an international basis to commercial establishments), to the extent such activities do not materially interfere with the performance of his duties and obligations to the Company; and PROVIDED, FURTHER, that Executive may also attend various industry board and other meetings of professional societies of which he is a member, consistent with his past practice while an employee of the Company. In addition, (i) for so long as Executive is a Shareholder Director (as defined in the Shareholder Agreement of the Company to be entered into in connection with the Merger (the "Shareholder Agreement")), Executive shall serve as the Vice Chairman of the Board, and (ii) for so long as Executive shall serve as a member of the Board, he shall serve as Chairman of the Executive Committee of the Board (the "Executive Committee").

         The Executive agrees to use his authorities as Chief Executive
Officer, as Vice Chairman of the Board and as a member of the Executive Committee to manage and cause others to manage
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the Company in accordance with the management guidelines set forth on Exhibit A hereto; PROVIDED, HOWEVER, that nothing in this Section shall require the Executive to violate or breach his duties under the law of the state of incorporation of the Company or any other applicable laws. The Company agrees to use its best efforts to manage and cause others to manage the Company in accordance with the management guidelines set forth in Exhibit A hereto.

         3.   COMPENSATION AND RELATED MATTERS.

              (a) BASE SALARY. During the Term, the Company shall pay to the Executive an annual base salary (the "Base Salary") at an initial rate of $750,000 per year, payable in accordance with the Company's normal payroll practices or as the Company and Executive may otherwise agree. The Base Salary shall be reviewed by the Company annually and shall be subject to discretionary increase by the Company from time to time, but shall not be decreased from the rate in effect at any time and from time to time during the Term.

              (b) ANNUAL PERFORMANCE BONUS. Executive shall be entitled to participate in the Paracelsus Healthcare Corporation Executive Officer Performance Bonus Plan or any similar or successor annual bonus plan of the Company (the "Performance Bonus Plan") and to receive an annual performance bonus upon the achievement of one or more annual performance goals (the "Performance Goals") in accordance with the terms of the Performance Bonus Plan; PROVIDED, that Executive's annual target bonus under the Performance Bonus Plan (the "Annual Target Bonus") shall not be less than 100% of the Base Salary in effect at the time the Performance Goals for such plan year are established.

              (c) LONG-TERM INCENTIVE. The Executive shall be eligible to participate in any long-term incentive compensation and/or stock option plans maintained from time to time by the Company. In addition, pursuant to prior action of the Stock Option Committee of the Board, Executive has previously been granted (i) options (the "Value Options") to purchase an aggregate of 1,000,000 shares of Company common stock, no stated par value (the "Common Stock"), at an exercise price of $.01 per share with a term of 10 years from the date of grant and (ii) an option (the "Market Option") to purchase an additional 1,000,000 shares of Common Stock at an exercise price equal to the fair
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market value (as defined in the Paracelsus Healthcare Corporation 1996 Stock
Incentive Plan (the "1996 Stock Incentive Plan")) of the Common Stock on the date of the Effective Time with a term of 10 years from the date of grant. The Value Options will be fully vested on grant and will become fully exercisable at the Effective Time, and the Market Option will generally vest and become exercisable in equal annual installments of 25% on each of the first four anniversaries of the Effective Time; PROVIDED, that neither the Value Options nor the Market Option will become exercisable in whole or in part in the event the Merger Agreement is terminated in accordance with its terms prior to the Effective Time or if the Merger is abandoned or otherwise does not close; and PROVIDED, FURTHER, that the Value Options and the Market Option shall each be subject to the terms of the 1996 Stock Incentive Plan and the stock option agreements to be entered into in connection with the grant of such options.

              (d) BENEFITS, PERQUISITES AND EXPENSES. During the Term, the Executive shall be eligible to participate in employee benefit and fringe benefit plans and programs generally available to the Executive officers of the Company and such additional benefits as the Board may from time to time provide. In addition, Executive shall be entitled to receive the personal benefits described in Exhibit B hereto. Executive shall be entitled to reimbursement for business expenses, including travel and entertainment; PROVIDED, that such reimbursement shall be limited to reasonable and necessary expenses incurred by Executive in connection with the performance of duties on behalf of the Company subject to: (i) timely submission of a properly executed Company expense report form accompanied by appropriate supporting documentation, and (ii) compliance with Company policies and procedures governing business expense reimbursement and reporting based upon principles and guidelines established by the Audit Committee of the Board, including periodic audits by the Internal Audit Department of the Company and/or the Audit Committee of the Board; and PROVIDED, FURTHER, that the Company shall reimburse Executive for reasonable expenses incurred by Executive's spouse when traveling with Executive on Company business.

              (e) RETIREMENT BENEFITS. The Executive shall be entitled to participate in the Paracelsus Healthcare Corporation Supplemental Executive Retirement Plan or any similar or successor plan (the "SERP") and in any tax-qualified and any other supplemental pension plans generally available to the
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Incentive Plan and the stock option agreements to be entered into in connection with the grant of such options.

              (d) BENEFITS, PERQUISITES AND EXPENSES. During the Term, the Executive shall be eligible to participate in employee benefit and fringe benefit plans and programs generally available to the Executive officers of the Company and such additional benefits as the Board may from time to time provide. In addition, Executive shall be entitled to receive the personal benefits described in Exhibit B hereto. Executive shall be entitled to reimbursement for business expenses, including travel and entertainment; PROVIDED, that such reimbursement shall be limited to reasonable and necessary expenses incurred by Executive in connection with the performance of duties on behalf of the Company subject to: (i) timely submission of a properly executed Company expense report form accompanied by appropriate supporting documentation, and (ii) compliance with Company policies and procedures governing business expense reimbursement and reporting based upon principles and guidelines established by the Audit Committee of the Board, including periodic audits by the Internal Audit Department of the Company and/or the Audit Committee of the Board; and PROVIDED, FURTHER, that the Company shall reimburse Executive for reasonable expenses incurred by Executive's spouse when traveling with Executive on Company business.

              (e) RETIREMENT BENEFITS. The Executive shall be entitled to participate in the Paracelsus Healthcare Corporation Supplemental Executive Retirement Plan or any similar or successor plan (the "SERP") and in any tax-qualified and any other supplemental pension plans generally available to the
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Executive officers of the Company. The Company shall not take any action, whether by amendment of the SERP or otherwise, to adversely affect Executive's accrued benefits and other rights under the SERP as of the Effective Time.

         4. TERMINATION OF EXECUTIVE. Prior to the expiration of the Term and subject to the payment of any amounts required under Section 5, the Executive's employment with the Company may be terminated (a) by the Company for Cause (as defined herein) or without Cause, PROVIDED that no less than 80% of the then members of the Board (excluding, for the purposes of such calculation, the Executive) and no less than 2/3 of the Independent Directors (as defined in the Shareholder Agreement) have approved such termination, (b) by the Executive for or without Good Reason (as defined herein), (c) by reason of the Executive's death or Disability (as defined herein) or (d) by the mutual written consent of the parties hereto. For purposes of this Agreement:

              (i) "Cause" means (A) acts of embezzlement, theft and fraud established by a preponderance of the evidence; (B) actions which have had or will likely have a material adverse financial effect on the Company as a whole for an extended period of time, where appropriate evidence exists that such actions are directly attributable to the (I) gross management negligence or repeated ineptitude of the Executive and/or (II) deliberate refusal of the Executive to follow the instructions or directions of the Board; (C) conviction of or a plea of guilty or NOLO CONTENDERE to a felony; (D) violation of the noncompete or confidentiality provisions of this Agreement, PROVIDED, that no such violation will be deemed to have occurred if, within 30 days following receipt by Executive of a notice from the Board identifying the violation, the Executive (I) cures the violation and (II) establishes that the violation was unintentional and not reasonably likely to result in harm to the Company, in each case to the reasonable satisfaction of the Board; (E) material incapacitation or repeated absence from work due to reckless and self-abusive behavior or conduct, such as alcoholism and drug abuse, which renders Executive incapable of performing his duties; PROVIDED, that physical or mental disability due to injury or disease shall not be grounds for termination for Cause; (F) material repeated incompetence in performing the duties of the Executive's office, PROVIDED, that such incompetence is: (I) supported by written documentation of such incompetence, (II) occurs after the Executive has been previously counseled by the Board both orally and in writing with respect to specific
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examples of such incompetence and has been provided the opportunity to respond in kind, and (III) determined to be incurable and to be of such a nature as to have had or which would have been reasonably likely at the time of such commission to have a material adverse effect on the Company as a whole; or (G) a material violation by the Executive of the provisions set forth in Exhibit A hereto; PROVIDED, that the Company provides the Executive with notice of such violation within 30 days of its discovery of such violation and the Executive fails to cure such breach to the reasonable satisfaction of the Board within 10 days of receipt of such notice.

         For purposes of this Agreement, the Board shall have 60 days to terminate the Executive for Cause following the date on which the Board discovers the existence of a specific set of facts that, in the aggregate, then constitute Cause, after which period no Cause with respect to such specific set of facts shall be deemed to exist; PROVIDED, that the repetition or reoccurrence of the same or a similar set of facts shall constitute a separate ground for termination for Cause.

              (ii) "Disability" means the Executive's absence from the full-time performance of his duties with the Company for one hundred eighty
(180) days or more within any period of 12 consecutive months as a result of the Executive's incapacity due to mental or physical illness; PROVIDED, that during any period prior to the termination of Executive's employment by reason of Disability in which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability;

              (iii) "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events:

                       (A)   a reduction by the Company in the Executive's
Base Salary or Annual Target Bonus in effect from time to time; (B) a material reduction in the aggregate level of participation in and/or compensation and benefit opportunities under all other compensation and employee benefit plans in which Executive is entitled to participate from time to time; PROVIDED, HOWEVER, that changes affecting the participation in or benefits under such plans (other than the Performance Bonus Plan, the SERP and the benefits described in Exhibit B) with respect to
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similarly situated Executives of the Company shall not constitute Good Reason hereunder; (C) a reduction in the Executive's titles, duties or authority with the Company or a material adverse change in Executive's reporting relationships; (D) notification by the Company of its intention not to renew this Agreement pursuant to the provisions of Section 2; (E) the failure of the Executive to be nominated for election to and elected to serve as a member of the Board or, for so long as he is a Shareholder Director, to appointed as Vice Chairman of the Board, or for so long as he is a member of the Board, to be appointed as Chairman of the Executive Committee; (F) the termination of the Executive's employment by the Executive for any reason within 12 months following a Change in Control (as defined herein); or (G) failure of the Company, Dr. Manfred G. Krukemeyer or Mr. Charles R. Miller to comply with any of the applicable provisions set forth in Exhibit A hereto, without regard to whether such terms are enforceable, which is not cured by the Company, Dr. Krukemeyer or Mr. Miller, as applicable, within 30 days of its or his receipt of a notice specifying the manner in which the Company, Dr. Krukemeyer and/or Mr. Miller is failing or has failed to comply with the applicable provisions set forth in Exhibit A hereto.

                 (iv) "Change in Control" means the occurrence of any one of the following events:

                       (A) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes an Acquiring Person (as such term is defined in the Company's Shareholder Protection Rights Agreement to be adopted at the Effective Time) or any person that is not bound by the Shareholder Agreement becomes the beneficial owner (as defined in Rule 13d- 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the undiluted total voting power of the Company's then outstanding securities eligible to vote for the election of members of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that no event described in the immediately preceding clause shall be deemed to constitute a Change in Control by virtue of any of the following: (I) an acquisition of Company Voting Securities by the Company and/or one or more direct or indirect majority-owned subsidiaries of the Company; (II) an acquisition of Company Voting Securities by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company; (III) an acquisition by any
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underwriter temporarily holding securities pursuant to an offering of such securities; or (IV) any acquisition by the Executive or any "group" (as such term is defined in Rule 3d-5 under the Exchange Act) of persons including the Executive; or

                       (B) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company's shareholders was approved by either (i) the Board consistent with the terms of the Shareholder Agreement, during the period the Shareholder Agreement is in effect, or (ii) a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (B), considered as though such person were a member of the Incumbent Board; PROVIDED, FURTHER, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board; or

                       (C) there is consummated a merger or consolidation of the Company or a subsidiary thereof with or into any other corporation other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, represent immediately after such merger or consolidation at least 60% of the combined voting power of the then outstanding voting securities of either the Company or the other entity which survives such merger or consolidation or any parent of such other entity; or

                       (D)   the stockholders of the Company approve (i) a
plan of complete liquidation or dissolution of the Company or (ii) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.
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         5.   PAYMENTS UPON TERMINATION OF EXECUTIVE

                 If the employment of the Executive shall be terminated other than by reason of death or Disability (i) by the Company (other than for Cause) or (ii) by the Executive for Good Reason, then the Company shall pay or provide to the Executive (or the Executive's beneficiary or estate):

                 (1) within thirty (30) days following the date of such termination of employment ("Termination Date"), a lump-sum cash amount equal to the sum of (i) the Executive's unpaid Base Salary through the Termination Date;
(ii) any accrued but unpaid annual bonus under the Performance Bonus Plan in respect of the annual bonus period preceding the bonus period in which the Termination Date occurs; (iii) any unpaid reimbursable business expenses properly incurred through the Termination Date; and (iv) a bonus payment equal to the Executive's Annual Target Bonus in the year of termination, multiplied by a fraction the numerator of which is the number of months in the bonus year of termination in which the Executive has worked at least one day and the denominator of which is 12;

                 (2) within thirty (30) days following the Termination Date, a lump-sum cash amount equal to the greater of (A) the Executive's then Base Salary payable over the remainder of the Term plus a bonus equal to the Executive's Annual Target Bonus in the year of termination multiplied by a fraction the numerator of which is the number of complete months remaining in the Term and the denominator of which is 12, or (B) 3.0 times the sum of: (i) the Executive's annual rate of Base Salary as of the Termination Date plus (ii) the Annual Target Bonus for the year in which the Termination Date occurs (in each such case, Executive's Base Salary and Annual Target Bonus being determined without taking into account any reductions thereto constituting Good Reason); PROVIDED, HOWEVER, that the Executive shall not be entitled to any severance benefits from the Company or under any Company severance plan, policy or arrangement other than as specified in this Agreement;

                 (3) for a period terminating on the earlier of (A) the commencement of the provision of substantially equivalent benefits by a new employer or (B) the later of (I) the last day of the Term, or (II) thirty-six
(36) months following the Termination Date, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical,
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accident, disability and life insurance with respect to the Executive and his dependents with substantially the same level of coverage, upon substantially the same terms and otherwise substantially to the same extent as such policies shall have been in effect immediately prior to the Termination Date, and, as applicable, the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination;

         (4) for purposes of determining final average compensation (or making any similar calculation) and years of service (for purposes of eligibility, vesting and benefit accrual) under any tax-qualified or supplemental defined benefit retirement plan (including without limitation the SERP), Executive shall be deemed to have remained employed by the Company hereunder until the end of the Term and to have received his then current Base Salary and Annual Target Bonus through the end of the Term; PROVIDED, that to the extent such benefits cannot be accrued under and paid from any tax-qualified pension plan, such benefits shall be accrued under and paid from the SERP or other supplemental plan.

         (5) all options to purchase Common Stock held by the Executive shall immediately become fully vested and exercisable and shall remain exercisable until the earlier of (A) the date that is 24 months following the Termination Date and (B) the expiration of the stated term of such options; PROVIDED, that the Value Options shall remain exercisable until expiration of their stated term; and

         (b) If the employment of the Executive shall be terminated (i) by reason of the Executive's death or Disability, (ii) by the Company for Cause,
(iii) by the Executive without Good Reason, or (iv) by the mutual written consent of the parties hereto (each a "Nonqualifying Termination"), then the Company shall pay to the Executive (or the Executive's beneficiary or estate) within thirty (30) days following the Termination Date a lump-sum cash amount equal to the sum of the Executive's unpaid Base Salary through the Termination Date plus any bonus payments which have been earned or become payable, to the extent not theretofore paid, plus any unpaid reimbursable business expenses properly incurred through the Termination Date. In addition, Executive (or the Executive's beneficiary or estate) shall have no less than ninety days following the termination of his employment
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pursuant to a Nonqualifying Termination to exercise any outstanding options to the extent vested and exercisable as of the Termination Date; PROVIDED, that the Value Options shall remain exercisable until the expiration of their stated term.

         6.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

              (a) Notwithstanding anything in this Agreement to the contrary, in the event that any payment or distribution by the Company, by any affiliate of the Company or by any person whose actions result in a Change in Control of the Company (to the extent the Company approves of the arrangements pursuant to which the payment by such person is made to the Executive) to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes and Excise Tax, imposed upon the Gross-Up Payment but before deduction for any federal, state or local income or other tax upon the Payments, the Executive will retain a net amount equal to the sum of (i) the Payments and (ii) an amount equal to the product of any deductions (or portions thereof) disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income for federal income tax purposes and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (1) pay applicable federal income taxes at the highest applicable marginal rates of federal income taxation (including surcharges) for the calendar year in which the Gross-Up Payment is to be made, (2) pay applicable state and local income taxes at the highest applicable marginal rate of taxation (including surcharges) for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (3) have otherwise allowable deductions for federal income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

              (b) Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company and, subject to applicable law and obligations to the Company's stockholders, the Company shall enter into any agreement reasonably requested by the Accounting Firm that is generally recognized as standard in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 6 with respect to any Payment shall be made no later than thirty
(30) days following the date of such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return should not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Gross- Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company. The Executive shall cooperate, to the extent his reasonable expenses in connection therewith are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

         7. WITHHOLDING TAXES. The Company shall have the right to withhold from any and all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

         8.   SUCCESSORS; BINDING AGREEMENT

              (a) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, or transfer this Agreement or any rights or obligations hereunder; PROVIDED, that in the event of the merger, consolidation, transfer or sale of substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

              (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts remain payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

         9.   RESOLUTION OF DISPUTES; LEGAL FEES; NO MITIGATION

              (a) Except as provided in Sections 10 and 11, all disputes hereunder shall be settled by final, binding arbitration, conducted before a panel of three (3) arbitrators in California in accordance with the rules of the American Arbitration Association then in effect. Judgment on the arbitration award may be entered in any court having jurisdiction. The Company shall bear the expenses of such arbitration.

              (b) If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall advance and reimburse the Executive, on a current basis, all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; PROVIDED, that the Executive agrees to return any advanced or reimbursed expenses to the extent the arbitrators (or the court, in the case of a dispute described in Section 10 or 11) determine that the Company has prevailed as to the material issues raised in determination of the dispute.

              (c) The Company's obligation to make any payments provided for in this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

         10.   NONCOMPETITION

              (a) DISCLOSURE. The Executive has disclosed to the Board, in writing, all healthcare-related interests, investments, or business activities, whether as proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever. The Executive shall notify the Board, in writing, of any changes in or additions to such interests, activities or investments permitted in accordance with the terms of this Agreement, within 15 days of such change or addition.

              (b) PROHIBITED ACTIVITY. Without the written consent of a majority of the Independent Directors, the Executive may not engage in any of the following actions during the period that is (A) prior to the Executive's termination of employment with the Company, (B) within two years following the termination of his employment with the Company during the Initial Term if such termination is by the Company for Cause or by the Executive other than for Good Reason and (C) within one year following his termination of employment during the Term but after the Initial Term if such termination is by the Company for Cause or by the Executive other than Good Reason.

                          (i)   own, either directly or indirectly, any
interest in any business that competes with the "Primary Business" in which the Company or any subsidiary or affiliate is engaged, within a radius of 30 miles from any site, facility, or location which is owned, managed or operated by or affiliated with the Company or any of its subsidiaries and affiliates, including physician practices of any kind. For purposes of this Agreement, "Primary Business" shall mean the delivery of integrated healthcare services in markets where the Company or its subsidiaries own hospitals and/or skilled nursing facilities ("SNFs") with the hospital serving as the hub of the local delivery system in conjunction with its physician medical staff. In addition to inpatient acute care, psychiatric care, and skilled nursing care, these services can include (A) individual physician practices and/or physician-based organizations such as primary care and specialty clinics, physician-hospital organizations ("PMOs") or medical service organizations ("MSOs"), or physician medical groups and (B) ambulatory programs such as home health care, ambulatory surgery, psychiatric services, occupational and sports medicine centers, psychiatric after-care and day care programs, and other diagnostic, rehabilitative and treatment services. Some of these services, sites and facilities may be located in satellite areas for the purpose of extending the hub hospital's geographic service area and to serve as access points and/or referral sources for either the local delivery system or the hub hospital's geographic service area and to serve as access points and/or referral sources for either the local delivery system or the hub hospital. The Board may modify, from time to time, the definition of Primary Business to include any additional business or service activity in which the Company may engage during the Term or to exclude any business or service in which the Company ceases to engage. The definition of "Primary Business" may also be modified to include any business or service into which, as of the Termination Date, the Company definitively intends to expand, regardless of whether such expansion actually occurs after the Executive's termination. For purposes of the preceding sentence, the date on which a modification of the definition of "Primary Business" shall be effective shall be the date on which the Executive is provided written notice of such modification (the "Notice Date"); PROVIDED, HOWEVER, that no such modification as to which notice is provided on or after the Termination Date shall be effective against the Executive; and PROVIDED, FURTHER, that no such modification shall be effective with respect to any interests, investments or business activities engaged in by Executive prior to the Notice Date of such modification and properly disclosed prior to such Notice Date pursuant to
Section 10(a);

                          (ii)   participate or serve, either directly or
indirectly, whether as a proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever in any business or service activity that competes with the Primary Business;

                          (iii)   directly or indirectly, solicit or recruit
any individual employed by the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, or convey any confidential information or trade secrets regarding other employees of the Company, its subsidiaries or affiliates to any other person; or

                          (iv)   directly or indirectly, influence or attempt
to influence customers of the Company or any of its subsidiaries or affiliates to direct their business to any competitor of the Company;

PROVIDED, HOWEVER, that neither (i) the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d under the Exchange Act, as a passive investment, of not more than five percent (5%) of the voting stock of any publicly held corporation, nor (ii) the beneficial ownership by Executive of any interest described in the first sentence of Section 10(a) and properly and timely disclosed in accordance with the terms therewith, shall alone constitute a violation of this Agreement.

              In the event that the Executive engages in the conduct proscribed by this Section 10, the Executive agrees to repay any lump-sum severance amount received pursuant to Section 5 of this Agreement, and all outstanding stock options held by the Executive shall expire as of the date of the Executive's commencement of such proscribed conduct. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate in violation of this Agreement and that the Company would by reason of such competition be entitled to preliminary or injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such preliminary or injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement upon an appropriate finding by such court that Executive has violated this Section 10.

              (c) UNENFORCEABLE PROVISIONS. It is the desire and the intent of the parties that the provisions of this Section 10 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if this Section 10 or any portion thereof shall be adjudicated to be invalid or unenforceable whether because of the duration and scope of the covenants set forth herein or otherwise, the length and scope of the restrictions set forth in this Section 10 shall be reduced to the extent necessary so that this covenant may be enforced to the fullest extent possible under applicable law.

         11   CONFIDENTIAL INFORMATION.  The Executive acknowledges that in his employment hereunder, and during prior periods of employment with the Company and/or its subsidiaries, he has occupied and will continue to occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, until the expiration of the applicable periods described in Section 10(b) or until such information shall have become public other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not publicly disclosed by the Company or otherwise generally available to members of the public seeking such information and that was learned by the Executive in the course of his employment by the Company, its subsidiaries and affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company, its subsidiaries and affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates or prepared by the Executive during the term of his employment by the Company, its subsidiaries and affiliates.

              In the event that the Executive engages in any conduct proscribed by this Section 11, the Executive agrees to repay any lump-sum severance amount received pursuant to Section 5 of this Agreement, and all outstanding stock options held by the Executive shall expire as of the date of the Executive's commencement of such proscribed conduct. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to disclose or threaten to disclose Confidential Information regarding the Company or any subsidiary or affiliate in violation of this Agreement or otherwise fail to comply with the provisions of this Section 11, and that the Company would, by reason of such disclosure or threatened disclosure or other failure to comply, be entitled to preliminary or permanent injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such preliminary or permanent injunctive relief in such a court prohibiting Executive from disclosing Confidential Information in violation of this Agreement or otherwise requiring Executive to comply with the provisions of this Section 11 upon an appropriate finding by such court that Executive has violated this Section 11.

         12   NOTICE.  For the purposes of this Agreement, any notices, demands and all other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed as follows (or at such other address as the parties hereto shall specify by like notice):

If to Executive:    R.J. Messenger
                    -------------------------
                    -------------------------
                    -------------------------

If to Company:      Paracelsus Healthcare Corporation
                    515 West Greens Road
                    Suite 800
                    Houston, Texas 77067
                    Telecopy No. (713) 878-6686
                    Attention: Robert C. Joyner, Senior
                               Vice President and General Counsel

with a copy to:     Skadden, Arps, Slate, Meagher & Flom
                    300 South Grand Avenue, Suite 3400
                    Los Angeles, California 990071
                    Telecopy No. (213) 687-5600
                    Attention: Thomas C. Janson

         13. AMENDMENT, WAIVER. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in a written document signed by the Executive and such officer of the Company, as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         14. ENTIRE AGREEMENT. This Agreement and Exhibits A and B hereto set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; provided, however that nothing herein shall be construed to adversely affect in any respect the Executive's rights to accrued vacation pay earned during his employment with the Company through the Effective Time.

         15. GOVERNING LAW; VENUE; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws and, at the election of the Executive, the venue of any dispute arising under this Agreement shall be California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

         16. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         17. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.


                       PARACELSUS HEALTHCARE CORPORATION



                       By: \s\ DR. MANFRED G. KRUKEMEYER
                            -------------------------------------
                            Name:   Dr. Manfred George Krukemeyer
                            Title:  Chairman


                            \s\ R. J. MESSENGER
                            -------------------------------------
                            R. J. Messenger

                                  EXHIBIT A

                           MANAGEMENT RIGHTS TERMS

In so much as the Board of Directors and Dr. Manfred Krukemeyer recognize the value to recruiting and retaining the services of a highly qualified executive team and that such objective is in the best interests of the Company and all its stockholders, and further that Messrs. Messenger, Miller, VanDevender and Patterson are instrumental to insuring the success of the merger between Paracelsus and Champion, and that a clear delineation of duties, authority and responsibility is essential to the foregoing, the Board of Directors, Dr. Krukemeyer, and Messrs. Messenger and Miller ("The Parties") agree that the concepts set forth herein will be incorporated in the various merger transaction documents, including employment contracts:

Board of Directors Authority and Responsibility - Ron Messenger and Charles Miller shall have the authority to discharge their duties and responsibilities as outlined herein for managing the affairs of the corporation except for those items delineated below which is understood normally requires Board approval. The Board, in its discretion, may delegate any such authority and approval powers as it deems appropriate with respect to the items delineated below to duly constituted committees of the Board excepting those powers and authority which require the action of the Board acting as a whole.

         1)   Acquisitions & Divestitures of any kind

         2) Capital expenditures exceeding $5 million per project ($10 million for construction and/or renovation projects and acquisition of real estate) and $50 million in aggregate, including but not limited to equipment purchases, capitalized leases and acquisition of physician practices, clinic, surgery center, or other healthcare entities

         3)   Major financings and any offerings of equity or debt

         4)   Issuance of stock

         5)   Appointment of corporate officers

         6)   Stock option plans or stock grants

         7)   Approval of annual operating and capital budget

         8)   Employment Agreements for Executive Management

         9) Changes or amendments to corporate charter of incorporation or by-laws

         10)   Material change in Company business strategy

         11) Liquidation or sale of Company or any subsidiary or merger or other business combination with another company

         12) Compensation and benefit levels and incentive plans for executive officers

         13)   Termination of the: (i) CEO, (ii) President and COO, and (iii)
CFO

The Board shall designate an Executive Committee of the Board which shall be delegated such authority as decided by the Board of Directors for conducting the business of the Company. Members of the Executive Committee shall be: (i) Mr. Messenger, as Chairman, (ii) Mr. Miller, and (iii) Mr. VanDevender. The Executive Committee shall be delegated the authority to act on behalf of the Board on any business issues not otherwise requiring action by the Board as a whole except:

         1)   Major financings and any offerings of equity or debt

         2)   Issuance of stock or approval of stock option plans

         3)   Employment Agreements for (i) CEO, (ii) President & COO, and
(iii) CFO

         4) Compensation, benefits and incentive plans, including allocation of stock options for (i) CEO, (ii) President & COO, and (iii) CFO

         5)   Termination of (i) CEO, (ii) President & COO, and (iii) CFO

         6)   Material change in Company business strategy

         7) Changes or amendments to the corporate charter of incorporation or by-laws

         8) Liquidation or sale of Company or subsidiary or merger or other business combination with another company

         9) Any hospital acquisition transaction involving more than a $30 million expenditure of capital, excluding working capital and/or assumption of debt

         10)  Divestiture of any hospital

         11)  Approval of annual operating and capital budget

         12) Capital expenditures exceeding $5 million per project ($10 million for construction and/or renovation projects and acquisition of real estate) and $50 million in aggregate, including but not limited to equipment purchases, capitalized leases and acquisition of physician practices, clinic, surgery center, or other healthcare entities

MR. MESSENGER AUTHORITY AND RESPONSIBILITY - The parties agree that Mr. Messenger shall be Chairman of The Executive Committee of the Board of Directors and serve as Chief Executive Officer of the new company. Except where otherwise noted, decisions with respect to the following shall be reserved exclusively to Mr. Messenger at his sole discretion:

         1)   serving as liaison with Board of Directors

         2)   Relocation of corporate offices

         3) Capital expenditures, as defined above, which exceed $3 million and up to $5,000,000

         4) Employment and compensation status of direct reports to Mr. Messenger (as defined throughout this agreement, references to Messenger "direct reports" shall exclude Mr. Miller)

         5)   Approval of senior lender participants and agent bank

         6)   Approval of investment bankers, upon concurrence by Mr. Miller

         7)   Chairmanship of the Executive Committee of the Board of Directors

Any and all proposals to be presented to the Board, or any of its Committees, or the Executive Committee are subject to the review of and approval, disapproval or modification by Mr. Messenger.

Mr. Messenger, in his sole discretion and to the extent practicable, may elect to exempt himself, and his direct reports from any changes in corporate policies and procedures which: (i) were not agreed to at the time of the merger, or (ii) reduce or materially affect the agreed upon status or benefits of Mr. Messenger or his direct reports.

Mr. Messenger shall develop and be solely responsible for administering and controlling an overhead budget for the Office of the CEO which shall include himself and his direct reports with such budget subject to the approval by the Board of Directors, provided however that such budget does not otherwise breach or circumvent Mr. Miller's authority and responsibility as set forth herein.

Any other duties, authority and responsibilities not delineated above, or which are not otherwise reserved specifically to the Board or Mr. Miller, shall be reserved to Mr. Messenger so long as such duties, authority and responsibilities do not otherwise unreasonably abridge Mr. Miller's rights to manage the day-to-day affairs of the new Company as delineated below.

MR. MILLER AUTHORITY AND RESPONSIBILITY - The parties have agreed that it is in the best interests of the Company and its stockholders to retain Mr. Miller's services following the merger and that he shall be elected President and Chief Operating Officer of the new company and, along with Mr. VanDevender, be appointed to the Executive Committee of the Board. The parties also agree that Mr. Miller shall be delegated full authority and responsibility for managing the day-to-day affairs of the corporation, subject to the powers and authority reserved exclusively to the Board of Directors and Mr. Messenger as delineated above and the mutual areas of responsibility to be shared by Messrs. Messenger and Miller delineated below. Therefore, the parties agree that Mr. Charles R. Miller in his sole discretion shall have such authority and responsibility as is reasonably required to manage and oversee the day-to-day affairs of the corporation, including but not limited to the following:

         1) HOSPITAL, SUBSIDIARY AND BUSINESS UNITS - Complete responsibility for management and decisions associated with the operations of the Company's hospitals, business units, subsidiaries and markets, including but not limited to: (i) determination of staffing levels, (ii) control of expenses, (iii) recruitment, selection and employment of key management, (iv) management and financial reporting and systems, including data processing systems, (v) medical staff issues, including credentialing and modifications to and enforcement of medical staff by-laws, rules and regulations, (vi) quality of care and service,
(vii) decisions regarding programs and services to be offered or discontinued,
(viii) use or discontinuance of vendors, contractors and consultants, (ix) any and all contracts and the approval, discontinuance or modification thereof, including physician contracts, (x) accounting, budgeting, reimbursement, financial and cash management policies, procedures and systems, (xi) market strategy development and implementation, (xii) composition of local boards,
(xiii) policies, by-laws, rules & regulations, (xiv) promotional and marketing activities, and (xv) capital expenditures up to but not exceeding $3 million.

         2) CONTRACTS AND LEASES - Approval or disapproval of any and all contracts and leases within Mr. Miller's authority level.

         3) CORPORATE OVERHEAD BUDGET & EXPENSES - Complete authority for development, control, administration and management of the Company's corporate overhead budget, after approved by Board, and control of all corporate expenses, excluding the CEO's direct reports and corporate overhead budget.

         4) CORPORATE MATTERS - Management and supervision of the Company's corporate activities and operations (excluding Mr. Messenger's direct reports and corporate overhead budget), responsibility for all decisions pertaining thereto, including but not limited to, (i) establishing or changing of job titles, duties and responsibilities, (ii) recruiting, hiring, firing, promoting, demoting, transferring, and relocating employees, (iii) determining compensation levels, incentive plans, and benefit programs, (iv) establishment, revision or discontinuance of Company policies and procedures, (v) legal affairs and related matters, including risk management and insurance, (vi) budgeting, data processing, tax, fiscal, accounting, reimbursement, cash management and corporate finance, including policies, procedures and systems,
(vii) management and financial reporting policies, procedures and systems,
(viii) construction and renovation projects, (ix) managed care contracting, (x) acquisition and development activities, (xi) physician recruiting and associated physician activities such as practice management, (xii) development and execution of Company business plan and strategies, (xiii) press releases, public relations, and media relations, (xiv) preparation of the Company's annual operating and capital budget, and (xv) investor and banking relations (except as noted below under "Mutual Responsibility").

The parties agree that any duties, responsibilities, functions, or authority not specifically delineated in this section but which would otherwise reasonably be considered integral to managing the day-to-day affairs of the Company and its operations, including its business units, subsidiaries and affiliates, both now and in the future, will be reserved to Mr. Miller as part of this Management Rights Agreement.

MUTUAL RESPONSIBILITY - Messrs. Messenger and Miller agree to jointly develop plans and strategies for promoting the Company to the financial community, including but not limited to: (i) preparation of the annual report, (ii) analyst meetings, (iii) road shows, (iv) presentations at conferences, (v) bank meetings and presentations, (vi) mergers, acquisitions, and divestitures, and
(vii) media interviews.

Further, Messrs. Messenger and Miller will be considered "ex-officio" members of any and all boards of the new company's subsidiary operations and may elect to attend any meetings of such boards at their sole discretion.

COVENANT NOT TO BREACH AGREEMENT - The Board of Directors, Dr. Krukemeyer and Mr. Messenger agree not to initiate any actions or decisions which in any way would breach Mr. Miller's duties, authority and responsibility as specified herein, except where the Board's authority or approval is otherwise required. The Board and Dr. Krukemeyer further agree not to initiate any actions or decisions which in any way breach Mr. Messenger's duties, authority and responsibility as specified herein, except where the Board's authority or approval is otherwise required.

The parties agree that any breach of the above duties, authority and responsibility of Messrs. Miller and Messenger shall constructively constitute Termination Without Cause as specified in Messrs. Messenger's and Miller's Employment Agreements, unless such breach is waived in writing by Messrs. Messenger and Miller.

These "Management Rights Terms" shall be incorporated into the Employment Contracts of Messrs. Messenger and Miller and/or such other documents as is appropriate and shall be in full force and effect through each contract renewal term of Messrs. Messenger and Miller until Mr. Miller shall become CEO of the Company.

                                  EXHIBIT B

         During the Term of the Agreement, the Company shall provide Executive with the following group health, group life insurance and disability coverages:

         (1) HEALTH BENEFITS - Executive, his wife, minor children and any other eligible dependents (as defined in the health plan maintained by the Company) are to be reimbursed for 100% of the hospital and medical expenses presently covered by the Company's health plan which Executive and such dependents may incur;

         (2) DENTAL BENEFITS - Executive, his wife, minor children and any other eligible dependents (as defined in any dental plan which may be maintained by the Company, or in the absence of a dental plan, as defined in the health plan maintained by the Company) are to be reimbursed for 100% of the dental expenses presently covered by the Company's dental plan which he and such dependents may incur;

         (3) LIFE INSURANCE - Executive, subject to health eligibility, is to be covered by life insurance equal to four times the amount of his salary as in effect from time to time, provided, however, that if the Company may not reasonably obtain life insurance coverage equal to four times such salary, the Company will provide a lump-sum death benefit in the amount necessary when added to any life insurance provided by the Company to provide Executive's beneficiary(ies) with the amount he (they) would have received after payment of income tax, had the Company been able to obtain such full life insurance coverage, payable within ninety (90) days following the date of Executive's death. Executive shall have the right to name and to change the beneficiary(ies) under such life insurance coverage.

         The above described life insurance coverage will be in addition to any death benefits which may be payable under any accidental death and dismemberment plan, any separate business travel accident coverage, and any pension plan which the Company maintains, and such coverage shall also be in addition to any life insurance which Executive himself purchases;

         (4) LONG-TERM DISABILITY - In the event Executive becomes disabled (as defined in the long-term disability plan presently maintained by the Company), Executive is to receive disability benefits in an amount equal to 60% of his then salary. Any amount payable under any salary continuation plan (including any salary continuation provided under this agreement) or disability plan maintained by the Company, and any amount payable as a Social Security disability benefit or similar benefit to Executive or his immediate family shall be counted towards the Company's fulfillment of such obligation. Disability benefits will be payable monthly commencing thirty (30) days following disability and will continue until Executive is no longer disabled or, if earlier, until he reaches age 65.

         During the Term of the Agreement, the Company shall also provide Executive with the following additional fringe benefits:

         (1) COMPANY CAR - provide Executive with an appropriate automobile selected by Executive and acceptable to the Company.

         (2) CLUB MEMBERSHIPS - reimburse Executive for the cost of membership in any two (2) local recreational clubs of his choice and for expenses incurred at such clubs in connection with Company business within fifteen (15) days of submission of invoices and charges. Expenses of a personal nature are not reimbursable by the Company.

         (3) VACATIONS AND HOLIDAYS - Executive shall be entitled to such paid vacation time as may be reasonably taken at Executive's discretion so long as such vacation time does not interfere with the efficient discharge of the Executive's duties and responsibilities. Executive shall be entitled to all holidays as delineated annually in the Company's official holiday schedule.

         (4) PERSONAL LIABILITY - will indemnify Executive, through insurance or otherwise, against any and all personal liability incurred in the conduct of the Company's business, other than liability arising from Executive's dishonesty, gross or willful misfeasance or nonfeasance of duty, or criminal conduct. The Company will purchase and keep in effect a personal liability insurance policy insuring Executive in the face amount of not less than Ten Million Dollars ($10,000,000) in his capacity as an individual, corporate officer and corporate director.

         (5) TAX RETURN PREPARATION ASSISTANCE; FINANCIAL ADVICE - will provide the Executive with the assistance of the Company's regular auditors for the preparation of Executive's United States Federal and State tax returns without charge to Executive. In addition, the Company shall reimburse Executive for the costs incurred by Executive for financial planning services in an amount not to exceed $5,000 annually.

         (6) ANNUAL PHYSICAL EXAMINATION - The Company shall reimburse Executive 100% of all costs incurred by Executive in obtaining an annual comprehensive physical examination to be conducted by a physician, clinic, or medical group of the Executive's choice and which is located within reasonable proximity to Executive's place of Employment

            FIRST AMENDMENT TO PARACELSUS HEALTHCARE CORPORATION
                            EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO PARACELSUS HEALTHCARE CORPORATION EMPLOYMENT AGREEMENT, dated as of July 17, 1996, between Paracelsus Healthcare Corporation, a California corporation (the "Company") and R.J. Messenger (the "Executive")

                                  RECITALS:

         WHEREAS, the Company and the Executive entered into that certain Paracelsus Healthcare Corporation Employment Agreement dated as of July 17, 1996, (the "Employment Agreement"), and

         WHEREAS, the parties desire to amend the Employment Agreement to clearly reflect that Executive will not be forced to relocate.

                                   AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties intending to be legally bound hereby agree as follows:

         1. Paragraph 4(iii)(D) is hereby deleted in its entirety, and the following is added in its place:

                 "(D)   The Constructive Relocation of Executive, defined as
(I) reassignment of the executive, (II) relocation of the principal executive offices of the Company, or (iii) assignment of duties, such that any of the foregoing, either individually or in combination would require Executive to either (a) effectively relocate Executive's primary residence or (b) increase Executive's one-way commute by more than 25 miles from Executive's current primary residence."

         2. All other terms and conditions not changed hereby shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to Paracelsus Healthcare Corporation Employment Agreement as of the date and year first written above.

                       PARACELSUS HEALTHCARE CORPORATION

                       By: /s/ DR. MANFRED G. KRUKEMEYER
                            -------------------------------------
                            Name:   Dr. Manfred George Krukemeyer
                            Title:  Chairman


                            /s/ R. J. MESSENGER
                            -------------------------------------
                            R. J. Messenger